                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                               CDI CORP.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                       [LOGO OF CDI CORP. APPEARS HERE]

                         1717 ARCH STREET, 35TH FLOOR
                     PHILADELPHIA, PENNSYLVANIA 19103-2768

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 7, 1996

To Shareholders:

  The Annual Meeting of the Shareholders of CDI Corp. (the "Company"), a corporation organized under the laws of the Commonwealth of Pennsylvania, will be held in the Furness Forum on the 50th Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, on Tuesday, May 7, 1996, at 10:00 A.M., for the following purposes:

  1. To elect eight directors of the Company to serve during the ensuing year or until their successors have been duly elected and qualified;

  2. To act upon a proposed amendment to the Company's Non-Qualified Stock Option and Stock Appreciation Rights Plan providing that stock options be automatically granted to eligible directors of the Company in lieu of cash retainer fees; and

  3. To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 12, 1996 are entitled to notice of and to vote at the Annual Meeting. IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON AND DESIRE TO HAVE THE STOCK REGISTERED IN YOUR NAME REPRESENTED AND VOTED AT THE MEETING, PLEASE FILL IN, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, TO WHICH POSTAGE NEED NOT BE ADDED IF MAILED IN THE UNITED STATES. If you attend the meeting, you may revoke your proxy and vote in person.

                                             By Order of the Board of Directors

                                               /s/ Joseph R. Seiders

Dated: March 21, 1996                              JOSEPH R. SEIDERS, Secretary
Philadelphia, Pennsylvania

                       [LOGO OF CDI CORP. APPEARS HERE]

                         1717 ARCH STREET, 35TH FLOOR
                     PHILADELPHIA, PENNSYLVANIA 19103-2768

                -----------------------------------------------

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 7, 1996

                -----------------------------------------------

                              GENERAL INFORMATION

  This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of CDI Corp. (the "Company") to be used at the Annual Meeting of Shareholders to be held on Tuesday, May 7, 1996 at 10:00 A.M. in the Furness Forum on the 50th Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania and at any and all adjournments or postponements of that meeting. The date of mailing of this Proxy Statement and the form of proxy to the Company's shareholders is on or about March 21, 1996.

  The solicitation of proxies is being handled by the Company at its cost, principally through the use of the mails. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of the Company may communicate with shareholders, banks, brokerage firms or nominees by telephone or in person to request that proxies be furnished in time for the meeting. No solicitation is being made by specially engaged employees of the Company or paid solicitors.

  If the enclosed form of proxy is executed and returned, it may, nevertheless, be revoked by giving written notice of such revocation to the Secretary of the Company at any time prior to the voting thereof. The proxy is in such a form that authority to vote for the election of all or any one of the directors can be withheld and that separate approval or disapproval can be indicated with respect to Proposal Two, which is identified in the proxy and the accompanying Notice of Annual Meeting of Shareholders and is set forth and commented upon in this Proxy Statement. The shares represented by the proxy will be voted for the election of all of the directors unless authority to do so is withheld and will be voted for approval of the amendment to the Company's Non-Qualified Stock Option and Stock Appreciation Rights Plan set forth in Proposal Two unless a contrary choice is specified.

                                 ANNUAL REPORT

  The Company's Annual Report to Shareholders for the year ended December 31, 1995 is being mailed to all shareholders together with this Proxy Statement. That report is not to be regarded as proxy solicitation material or as a part of this Proxy Statement.

                                 VOTING RIGHTS

  There were issued and entitled to vote, as of March 12, 1996, 19,820,428 shares of the common stock, par value $.10 per share, of the Company ("Common Stock"), the only class of stock of the Company now issued and outstanding. Shareholders are entitled to one vote for each share of stock held. The presence, in person and by proxy, of a majority of the number of outstanding shares of stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. A quorum being present, proposals will be decided by a majority of the votes cast, in person and by proxy, at the Annual Meeting by all shareholders entitled to vote thereon. Shares represented by proxies that reflect abstentions and shares referred to as "broker nonvotes" (i.e., shares held by brokers or nominees as to which instructions have not been received from beneficial owners and as to which the broker or nominee does not have discretionary voting power on a particular matter, such as Proposal Two described below) will be treated as being present for purposes of determining the presence of a quorum but will not constitute a vote cast with respect to any matter. Only shareholders of record at the close of business on March 12, 1996 will be entitled to vote at the meeting.

             PRINCIPAL SHAREHOLDERS AND MANAGEMENT STOCK OWNERSHIP

  As of February 14, 1996, the following persons and entities were known by the Company to be beneficial owners of more than 5% of the outstanding Common Stock of the Company. The following table shows, as of that date, the number of shares of Common Stock so owned and the percentage of outstanding Common Stock represented by the number of shares so owned.

                                                  NUMBER OF SHARES   PERCENTAGE OF
              NAME AND ADDRESS OF                  OF COMMON STOCK    OUTSTANDING
                BENEFICIAL OWNER                 OWNED BENEFICIALLY* COMMON STOCK
              -------------------                ------------------- -------------
Donald W. Garrison, Christian M. Hoechst,             6,084,556          30.6%
Allen I. Rosenberg and Barton J. Winokur, as             (1)
Co-Trustees, or Messrs. Rosenberg and Winokur,
as Co-Trustees, of various trusts for the
benefit of members of Walter R. Garrison's
family
 c/o Robert L. Freedman, Esquire
 Dechert Price & Rhoads
 4000 Bell Atlantic Tower
 1717 Arch Street
 Philadelphia, PA 19103
Walter R. Garrison                                    1,938,563           9.8%
1717 Arch Street, 35th Floor                             (2)
Philadelphia, PA 19103-2768
FMR Corp.                                             1,334,700           6.7%
 82 Devonshire Street
 Boston, MA 02109

--------
* Except as indicated in the footnotes below, the Company is informed that the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1) Each trustee under these family trusts shares voting and investment power with respect to these shares with the other trustees but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of the Company own of record and beneficially the number of shares of stock shown opposite their names on the following table, with respect to which they have sole voting and investment power.
(2) Includes 28,705 shares held by Mr. Garrison's wife, 65,350 shares held by a trust for the benefit of Mr. Garrison's wife (of which Mr. Garrison is a trustee) and 29 shares for which Mr. Garrison's wife is custodian. Does not include the shares held by the various family trusts referred to in the table above or 175,000 shares held by The Garrison Foundation or 22,000 shares held by The Garrison Family Foundation. See footnotes (1) and (3) to the following table.

  The following table sets forth, as to each director and executive officer of the Company individually and as to all directors and executive officers of the Company as a group, the number of shares of Common Stock owned as of February 5, 1996 and the percentage of outstanding Common Stock represented by the number of shares so owned.

                              NUMBER OF SHARES        PERCENTAGE OF
                               OF COMMON STOCK         OUTSTANDING
NAME OF INDIVIDUAL OR GROUP  OWNED BENEFICIALLY*      COMMON STOCK
---------------------------  -------------------      -------------
Walter E. Blankley                    1,000           Less than .1%
Walter R. Garrison                1,938,563 (1)(2)(3)     9.8%
Christian M. Hoechst                336,338 (2)(3)        1.7%
Lawrence C. Karlson                  30,000                .2%
Edgar D. Landis                     375,000               1.9%
Allen M. Levantin                    32,000 (4)            .2%
Alan B. Miller                        2,000           Less than .1%
John W. Pope                        831,800 (3)(5)        4.2%
Barton J. Winokur                   213,628 (2)(3)(6)     1.1%
All directors and
 executive officers
 as a group (9
 persons)                         3,760,329 (7)           18.9%

--------
* Except as indicated below, the Company is informed that the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.
(1) Includes 28,705 shares held by Mr. Garrison's wife, 65,350 shares held by a trust for the benefit of Mr. Garrison's wife (of which Mr. Garrison is a trustee) and 29 shares for which Mr. Garrison's wife is custodian. Does not include the 22,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of fifteen trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation's shares except as a fiduciary.
(2) Does not include 6,084,556 shares of Common Stock held in various trusts created by Walter R. Garrison for the benefit of members of his family. These shares are referenced above in the Principal Shareholders table under the names of the co-trustees of the various trusts. Except for Donald W. Garrison (who is Walter R. Garrison's brother) and Allen I. Rosenberg, each trustee of these trusts is either a director or both an officer and director of the Company. Walter R. Garrison disclaims beneficial ownership of these shares, as do the trustees except as fiduciaries.

(3) Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. The trustees of The Garrison Foundation are Messrs. Hoechst, Pope, Winokur, Walter R. Garrison and Joseph L. Carboni. Except for Mr. Carboni, each trustee is either a director or both an officer and director of the Company. The trustees disclaim beneficial ownership of these shares except as fiduciaries.
(4) Includes 30,000 shares which Mr. Levantin presently has the right to acquire through the exercise of options.
(5) Consists of 818,300 shares held by Variety Wholesalers, Inc. (of which Mr. Pope is Chairman of the Board, President and Chief Executive Officer) and 13,500 shares held by Mr. Pope's wife. Does not include 265,200 shares held by the John William Pope Foundation, a non-profit foundation of which Mr. Pope is a non-voting Director Emeritus. Mr. Pope disclaims beneficial ownership of the shares held by that foundation.
(6) Does not include 20,000 shares held by an irrevocable trust of which Mr. Winokur is the sole trustee. Mr. Winokur has no beneficial interest in the income or corpus of that trust and disclaims beneficial ownership of those shares except as a fiduciary.
(7) If the 6,084,556 shares held in the Garrison family trusts referred to in footnote (2) above, the 175,000 shares held by The Garrison Foundation and the 22,000 shares held by The Garrison Family Foundation were combined with the 3,760,329 shares shown in the table as held by directors and executive officers as a group, the total would be 10,041,885 shares or 50.5% of the outstanding Common Stock.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  Eight directors are to be elected at the Annual Meeting of Shareholders, to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The persons named in the enclosed form of proxy (Joseph R. Seiders and Craig H. Lewis) have advised the Company that they intend to vote FOR the eight nominees below unless authority to do so is withheld. Each of these nominees has been designated by, and each is currently a member of, the Board of Directors. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected, but if any such nominee should become unavailable, the Board may nominate, and the persons named in the accompanying form of proxy may vote for, a substitute nominee. One of the Company's current directors, John W. Pope, has decided not to stand for reelection, and upon the expiration of Mr. Pope's term (which coincides with the 1996 Annual Meeting of Shareholders), the number of directors constituting the Board will be reduced to eight.

INFORMATION ABOUT THE NOMINEES

  The following table sets forth information about the nominees for election to the Board of Directors.

                                DIRECTOR OF   PRINCIPAL PRESENT POSITION, BUSINESS EXPERIENCE
          NAME            AGE COMPANY SINCE** DURING PAST FIVE YEARS AND OTHER DIRECTORSHIPS
          ----            --- --------------- -----------------------------------------------
Walter E. Blankley +#      60      1994        Chairman of the Board and Chief Executive
                                               Officer of AMETEK, Inc., Paoli, PA
                                               (manufacturer of electric motors, precision
                                               instruments and industrial materials) since
                                               1993; President and Chief Executive Officer
                                               of AMETEK, Inc., from 1990-1993; Director of
                                               Amcast Industrial Corporation
Walter R. Garrison *       69      1958        Chairman of the Board, President and Chief
                                               Executive Officer of the Company since 1961
Christian M. Hoechst       59      1974        Executive Vice President of the Company
                                               since 1971 (retiring on April 30, 1996)
Lawrence C. Karlson *+#    53      1989        Private investor and Chairman of the Board
                                               and Chief Executive Officer of Karlson
                                               Corporation, Blue Bell, PA (consulting
                                               services) since April 1993; Chairman of the
                                               Board of Spectra-Physics AB, Stockholm,
                                               Sweden (instrumentations manufacturer) from
                                               1990-1993; Director of AmeriSource Corp. and
                                               Meridian Bancorp Inc.
Edgar D. Landis *          64      1975        Executive Vice President, Finance of the
                                               Company since 1987
Allen M. Levantin          63      1989        Chairman and Chief Executive Officer of
                                               Todays Temporary, Inc., a subsidiary of the
                                               Company, since November 1, 1994 (serving
                                               part-time); President and Chief Executive
                                               Officer of CDI Temporary Services Inc., a
                                               subsidiary of the Company, from July 1991 to
                                               December 1992
Alan B. Miller +           58      1994        Chairman of the Board, President and Chief
                                               Executive Officer of Universal Health
                                               Services, Inc. (hospital management and
                                               health care services); Director and Chairman
                                               of the Board of Universal Health Realty
                                               Income Trust; Director of Genesis Health
                                               Ventures Inc., GMIS Inc. and Penn Mutual
                                               Life Insurance Co.
Barton J. Winokur *+#(S)   56      1968        Partner in the law firm of Dechert Price &
                                               Rhoads, Philadelphia, PA; Director of
                                               AmeriSource Corp., The Bibb Company, DavCo
                                               Restaurants, Inc. and Farm Fresh, Inc.

--------
*   Member of the Executive Committee
+   Member of the Audit Committee
#   Member of the Compensation Committee
(S) Member of the Stock Option Committee
** References to periods served as a director of the Company include periods served as a director of CDI Corporation, the Company's predecessor registrant under the Securities Exchange Act of 1934.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

  The Board of Directors of the Company held six meetings during 1995, and acted on one other occasion by unanimous written consent. The Board of Directors has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Stock Option Committee. There is no Nominating Committee or any committee performing the function of a nominating committee.

  The Executive Committee has the general authority of the Board, subject to certain limitations, to act on behalf of the Board. This Committee held four meetings during 1995, and acted on three other occasions by unanimous written consent.

  The Audit Committee reviews with KPMG Peat Marwick LLP, the Company's independent auditors, the proposed scope of their examination and their subsequent report on each annual audit, preliminary to the consideration thereof by the full Board of Directors; monitors the independence of the auditors; and reviews the Company's internal accounting controls, practices and policies as well as the Company's internal audit function. The Audit Committee held three meetings during 1995.

  The Compensation Committee advises the Company on executive compensation matters. This Committee held four meetings during 1995.

  The Stock Option Committee administers the Company's Non-Qualified Stock Option and Stock Appreciation Rights Plan. This Committee held no meetings during 1995, but acted on two occasions by unanimous written consent.

  John W. Pope, a current director who has decided not to stand for reelection, is presently a member of the Compensation Committee and Stock Option Committee.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, as well as beneficial owners of more than 10% of the Company's Common Stock, to file with the U.S. Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. To the Company's knowledge, based on a review of copies of such reports furnished to the Company and on written representations made by such persons, the Company's directors, executive officers and beneficial owners of more than 10% of Common Stock have complied with all
Section 16(a) filing requirements with respect to 1995, except that Alan B. Miller, a director of the Company, was late on three occasions in filing reports related to four purchases of an aggregate of 2,000 shares of Common Stock.

COMPENSATION OF DIRECTORS

  Directors currently receive the following compensation for their participation on the Board: each director who is not a full-time employee of the Company or one of its subsidiaries is paid a retainer fee of $20,000 per year for service on the Board (all or a portion of which may be paid in the form of stock options, as described in the following paragraph) plus meeting attendance fees of $1,000 for each Board meeting attended plus $500 for each Audit Committee meeting attended.

  Each director who is not a full-time employee of the Company and who is also not a member of the Stock Option Committee of the Board is paid half of his annual retainer fee in stock options of the Company (in lieu of cash) and can elect to be paid all or a portion of the remaining half of the annual retainer fee in stock options. The exercise price of such stock options is the market value of the Common Stock as of the last trading day immediately preceding the date of grant. To determine the number of options granted to the director in lieu of cash retainer fees, each option is valued at 25% of its exercise price. With respect to the half of the retainer fee that is automatically paid in stock options, the options are granted at the beginning of the retainer fee year, which is the date immediately following the annual shareholders' meeting. With respect to the other half (the elective portion), directors must make their elections by the beginning of the retainer fee year and options are granted six months after the beginning of the retainer fee year. Stock options granted to directors in lieu of cash retainer fees do not become exercisable until one year after the date of grant.

  Directors who serve on the Stock Option Committee are currently ineligible to receive stock options and all retainer fees due such persons are paid entirely in cash. Any director who is also a full-time employee of the Company or one of its subsidiaries does not receive any fees for service on the Board or any of its committees.

  Proposal Two, which is described below in this Proxy Statement, contains various proposed changes to the current arrangements under which certain directors of the Company are paid their retainer fees in the form of stock options.

  The Company has a consulting arrangement with one of its directors, Lawrence
C. Karlson. Under this arrangement, Mr. Karlson provides consulting services as requested from time to time by the Chief Executive Officer of the Company and Mr. Karlson is paid a fee of $4,000 for each eight-hour day that he provides such services and is reimbursed for the expenses that he incurs in connection with providing such services. During 1995, Mr. Karlson earned consulting fees of $75,692.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding the compensation for services to the Company and its subsidiaries during each of the last three fiscal years which was earned by the three executive officers of the Company, constituting the only three key policy-making members of management. These officers are elected annually by the Board of Directors.

                                                  ANNUAL COMPENSATION
                                       -----------------------------------------
                                                                   ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR  SALARY    BONUS    COMPENSATION (1)
---------------------------            ---- -------- ---------- ----------------
Walter R. Garrison,                    1995 $ 65,000 $1,038,143     $55,668
 Chairman of the Board,                1994   65,000  1,037,584      53,231
 President and Chief Executive Officer 1993   65,000    352,683      20,641
Christian M. Hoechst,                  1995   80,000  1,543,549      67,334
 Executive Vice President              1994   80,000    617,583      28,168
 (retiring on April 30, 1996)          1993   80,000    261,648      18,476
Edgar D. Landis,                       1995  227,000    150,000      18,525
 Executive Vice President,             1994  217,800    150,000      13,032
 Finance                               1993  200,000     50,000      10,148

--------
(1) All Other Compensation in 1995, 1994 and 1993 consisted entirely of Company contributions and allocations to the following employee benefit plans: the Company's qualified Retirement Plan ($6,735 to the account of each of Messrs. Garrison, Hoechst and Landis in 1995), the Company's qualified 401(k) plan ($400 to the account of each of Messrs. Garrison, Hoechst and Landis in 1995) and the Company's non-qualified excess benefits plan ($48,533 to the account of Mr. Garrison, $60,199 to the account of Mr. Hoechst and $11,390 to the account of Mr. Landis in 1995).

EMPLOYMENT AGREEMENTS

  The Company has employment agreements with all three of the executive officers included in the above Summary Compensation Table.

  Mr. Garrison's current employment agreement, which was entered into in 1973, provides for a base salary of $65,000 and a bonus based on a percentage of the Company's pre-tax earnings from continuing operations. The bonus is 2% of the first $500,000 of pre-tax earnings and 2 3/4% of pre-tax earnings in excess of $500,000. The agreement is automatically renewed on an annual basis unless terminated by either party at the end of any fiscal year on two months' notice. The agreement contains certain noncompetition and nonsolicitation covenants of Mr. Garrison which are effective for a period of two years after termination of employment for any reason.

  Mr. Hoechst's current employment agreement, which was entered into in 1986, provides for a base salary of $80,000 and a bonus made up of three components. The first component is 2 1/2% of the pre-tax earnings of those operations under his direct supervision. The second component is 1/2% of the pre-tax earnings of the remaining operations of the Company, with the bonus relating to this second component capped at $70,000 per year. The third component is also based on a percentage of the pre-tax earnings of those operations under his direct supervision, with the applicable percentage depending on the pre-tax earnings return on the net working assets used in those operations. This employment agreement will terminate on April 30, 1996, the date of Mr. Hoechst's planned retirement from the Company. A description of the agreement entered into by the Company and Mr. Hoechst in connection with his retirement is provided below.

  Mr. Landis' employment agreement, which was entered into in 1973, provides for a salary which has since been increased to the level indicated in the Summary Compensation Table above. The agreement can be terminated by either party on two weeks' notice. The agreement contains certain noncompetition and nonsolicitation covenants of Mr. Landis which are effective for a period of six months after termination of employment for any reason.

SUPPLEMENTAL PENSION AGREEMENT

  Under a 1978 supplemental pension agreement with Mr. Garrison, the Company will, upon his retirement, pay him an additional pension of $35,000 per year for 15 years. If Mr. Garrison dies prior to receiving all such payments, his beneficiaries will receive the balance remaining in a lump-sum payment. The Company's obligation to make such payments is conditioned upon the satisfactory performance by Mr. Garrison of his duties until retirement.

NON-COMPETITION AND CONSULTING AGREEMENT

  In October 1995, following the decision by Mr. Hoechst to retire as an officer and employee of the Company as of April 30, 1996, the Company and Mr. Hoechst entered into a Non-Competition and Consulting Agreement. That agreement contains various noncompetition and nonsolicitation obligations of Mr. Hoechst that extend until July 31, 2001. Subject to his continued compliance with those obligations, the Company will make quarterly payments of $66,250 to Mr. Hoechst through July 31, 2001 and will pay the costs of certain health, disability and life insurance coverage for Mr. Hoechst through July 31, 2001. In addition, Mr. Hoechst agreed to render up to 25 days of consulting services to the Company during the period May 1, 1996 through July 29, 2001, for total compensation of $100,000. The $100,000 for consulting services is payable to Mr. Hoechst in four installments of $25,000 each, the last installment of which is payable on February 1, 1997.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Compensation Committee's policy with respect to the compensation of executive officers for 1995 was that a substantial portion of the compensation should be dependent upon the Company's performance. The base salaries of Messrs. Garrison and Hoechst and the formulas for their bonuses have remained unchanged since their current Employment Agreements were signed in 1973 and 1986, respectively. Mr. Garrison's bonus is based on the pre-tax earnings of the Company, and Mr. Hoechst's bonus is based primarily on the pre-tax earnings of the operations under his direct supervision. Those salary and bonus arrangements are described in more detail elsewhere in this Proxy Statement.

  The Company's manufacturing technology business which serves the automotive market became a discontinued operation at the end of 1995. As provided in his Employment Agreement, Mr. Garrison's bonus is based on the pre-tax earnings of the Company from continuing operations. Accordingly, the approximately $14.5 million operating loss incurred by the manufacturing technology business in 1995 while it was a continuing operation was included in the calculation of Mr. Garrison's bonus. On the other hand, the reserves established at the end of 1995 for the estimated losses to be incurred in 1996 after the manufacturing technology business became a discontinued operation were excluded from the calculation of Mr. Garrison's bonus.

  The Committee intends that the salary paid to Edgar D. Landis, the Company's Executive Vice President and chief financial officer, which was $227,000 in 1995, be roughly comparable to the average salary paid to chief financial officers of companies in service businesses of a similar size to the Company, though the Committee does not seek to adhere rigidly to this comparison in setting Mr. Landis' salary. Bonuses to Mr. Landis are determined in the sole discretion of the Committee. In recent years, in determining Mr. Landis' bonus, the Committee has examined factors such as the level of the Company's earnings, the average total compensation given to chief financial officers of other companies of similar size and complexity as the Company, and Mr. Landis' contribution to the performance of the Company during the year. The Committee does not assign any particular priority or relative weight to these factors, and acknowledges that the determination of Mr. Landis' compensation is subjective. In 1995 and 1994, the Committee awarded a $150,000 bonus to Mr. Landis, which was $100,000 higher than the bonus awarded to him in 1993.

  The Committee has considered the impact of recently-enacted Section 162(m) of the Internal Revenue Code, which limits the deductibility by the Company of certain compensation in excess of $1 million that is paid to the executive officers named in this Proxy Statement. Counsel to the Company have advised that, presently, compensation paid to Messrs. Garrison and Hoechst under their 1973 and 1986 employment agreements is not subject to this limitation because it is exempt under the rule's "grandfather" provisions. That particular exemption would be lost at such time as either of their employment agreements were modified. As a result of the "grandfather" provisions applicable to

Messrs. Garrison and Hoechst and because the historic level of compensation paid to Mr. Landis has not approached the $1 million level, the Compensation Committee has not needed to adopt a policy with respect to the deductibility limit. The Committee will consider the adoption of such a policy when the deductibility limitation becomes relevant to the Company's executive officers. However, the Board has thus far attempted to ensure that the Company's Non-Qualified Stock Option and Stock Appreciation Rights Plan satisfies the requirements for a "performance-based" stock option plan under the Section 162(m) regulations so that any compensation to executive officers under that Plan would be exempt from the deductibility limitation. As an example of such efforts, the Board in 1995 submitted to the shareholders of the Company a proposed amendment to that Plan which restricted the number of stock options and stock appreciation rights that may be granted to an individual in any one calendar year. That amendment was approved by the Company's shareholders at the 1995 annual meeting.

                                          COMPENSATION COMMITTEE:

                                          Lawrence C. Karlson, Chairman
                                          Walter E. Blankley
                                          John W. Pope
                                          Barton J. Winokur

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Lawrence C. Karlson, Chairman of the Compensation Committee, has a consulting agreement with the Company pursuant to which he is paid a fee of $4,000 (plus expenses) for each eight-hour day that he renders consulting services to the Company, as requested by the Chief Executive Officer of the Company. Barton J. Winokur, a member of the Compensation Committee, is a partner of Dechert Price & Rhoads, which performed legal services for the Company during 1995.

COMPARATIVE STOCK PERFORMANCE

  The following graph sets forth the cumulative total shareholder return (assuming an investment of $100 on December 31, 1990 and the reinvestment of any dividends) for the last five fiscal years on (a) the Common Stock of the Company, (b) the Standard & Poor's (S&P) 500 Index, and (c) a peer group index. The peer group selected by the Company consists of the following companies: (i) Butler International Inc., Kelly Services, Inc., Manpower Inc., Olsten Corporation, Robert Half International Inc., Uniforce Temporary Personnel, Inc. and Volt Information Sciences, Inc., all of which are in the staffing business (including the temporary placement of office and technical personnel and permanent placement), and (ii) Foster Wheeler Corporation, Jacobs Engineering Group, Inc. and Stone & Webster, Inc., all of which are in the engineering, design and construction business. While the latter three companies often work on projects significantly larger in size than does the Company in its engineering and design business and only occasionally compete directly with the Company, the Company believes that it and these three companies share various important business characteristics.


"A LINE GRAPH SHOWING COMPARISON BETWEEN CDI CORP., PEER GROUP AND S&P 500 IS IN THIS POSITION IN THE PRINTED PROXY STATMENT. A PAPER COPY OF THE GRAPH IS BEING SUBMITTED TO THE FILER'S BRANCH CHIEF IN THE DIVISION OF CORPORATE FINANCE."


                            Year Ended December 31
------------------------------------------------------------------------------------------
                   1990        1991          1992         1993         1994        1995
                   ----        ----          ----         ----         ----        ----
CDI GROUP          $100      $105.56       $124.07      $185.19      $294.44     $266.67

Peer Group          100       126.57        145.90       157.40       185.85      229.18

S&P 500             100       130.47        140.41       154.56       156.60      215.45

                                 PROPOSAL TWO

                      PROPOSED AMENDMENT TO THE COMPANY'S
         NON-QUALIFIED STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN
             PROVIDING THAT STOCK OPTIONS BE AUTOMATICALLY GRANTED
              TO ELIGIBLE DIRECTORS IN LIEU OF CASH RETAINER FEES

  The Company maintains a Non-Qualified Stock Option and Stock Appreciation Rights Plan (the "Plan") under which the Company may grant options ("Options") to purchase shares of its Common Stock or stock appreciation rights ("SARs"), either alone or in tandem with Options. A more complete description of the Plan begins on page 14 in this Proxy Statement. Since May 1995, the Plan has provided that each director of the Company who is not a full-time employee of the Company and who is not a member of the Stock Option Committee of the Board will be paid half of his annual retainer fee in Options (in lieu of cash) and can elect to be paid all or a portion of the remaining half of the annual retainer fee in Options. Additional terms of the existing arrangement to grant Options to directors in lieu of cash retainer fees are set forth above on page 7 under "Compensation of Directors".

DESCRIPTION OF AND REASONS FOR THE PROPOSED AMENDMENT TO THE PLAN

  On February 1, 1996, the Board of Directors of the Company approved, subject to shareholder approval, an amendment to the Plan which would modify the existing directors' stock option arrangement in the following respects: (1) eligible directors, as described below, would receive Options instead of cash retainer fees; (2) eligible directors would be all directors of the Company who are not full-time employees of the Company, including directors who serve on the Stock Option Committee, but excluding any director whose compensation for service on the Board is included in the income of a corporation or partnership of which the director is an employee or partner; and (3) each eligible director would automatically be granted 4,000 Options per year in lieu of cash retainer fees (or such higher or lower number of Options as is determined by the Board, which may not change the number more than once every six months, and as adjusted for stock dividends and splits or other changes in the capitalization of the Company). Half of the annual Options would be granted on the first day of the retainer year (which is the date immediately following the annual shareholders' meeting) and the remaining half would be granted on the date six months after the start of the retainer year. Any director who is not a full-time employee of the Company and whose compensation for service on the Board is included in the income of a corporation or partnership of which the director is an employee or partner would continue to receive cash retainer fees.

  As is the case under the existing arrangement, Options granted to directors in lieu of cash retainer fees under the proposed new arrangement would have an exercise price equal to the market value of the Common Stock as of the last trading day immediately preceding the date of grant, and, unless the Board determined otherwise, (a) the Options would not be exercisable until one year after the date of grant, (b) Options would expire and become unexercisable five years from the date of grant, and (c) if between the time that Options are granted and the time that the Options would become exercisable, a director ceases to be a member of the Board for any reason, the unvested Options would expire and become unexercisable and the director would be paid cash equal to the portion of his or her annual retainer fee represented by the portion of the year during which the director served on the Board. If approved by the shareholders of the Company, this new arrangement would become effective for the retainer year which starts on May 8, 1996.

  The Board believes that compensating non-employee directors in the form of stock options instead of in cash is in the best interests of the Company because it aligns the directors' long-term interests with those of the shareholders and because the availability of stock options helps attract and retain highly qualified non-employee directors who are important to the success of the Company. The Board has proposed this new directors' stock option arrangement in order to expand the use of options in payment of directors' retainer fees and to enable members of the Stock Option Committee to be eligible to receive stock options in lieu of cash retainer fees and yet remain "disinterested" for purposes of Rule 16b-3 under the Securities and Exchange Act of 1934. Members of the Stock Option Committee must be disinterested in order for the Plan to maintain its exemption under Rule 16b-3.

  If Proposal Two is adopted and if, during the year beginning May 8, 1996, the Board consists of the persons nominated in Proposal One, then 4,000 Options would be granted to each of Messrs. Blankley, Hoechst, Karlson, Levantin and Miller during the year, for a total of 20,000 Options. (One non-executive director, Barton J. Winokur, would continue to receive cash retainer fees because his compensation for service on the Board is included in the income of the law firm of which he is a partner.) Messrs. Blankley, Karlson, Levantin and Miller, who are nominees for reelection as directors under Proposal One, have each been previously granted 4,175 Options in lieu of cash retainer fees. Mr. Levantin, who has also served as an officer of a subsidiary of the Company, has been granted an additional 30,000 Options. A total of 46,700 Options have been previously granted to non-executive directors.

DESCRIPTION OF THE PLAN

  The Plan provides for two incentive elements, Options and SARs. An Option gives the holder the right to purchase from the Company a specified number of shares of Common Stock for a specified price during a specified period. An SAR gives the holder the right, without payment to the Company, to receive its "value", one-half in cash and one-half in shares of Common Stock. The "value" of an SAR which is attached to an Option (see the description below of when an SAR is attached to an Option) is the excess, if any, of the market price of one share of Common Stock of the Company on the date the SAR is exercised over the option price of one share under the attached Option. The "value" of an SAR which is not attached to an Option is the excess, if any, of the market price of the Common Stock on the date the SAR is exercised over the amount fixed by the committee which administers the Plan on the date the SAR was granted (the "SAR Reference Price").

  The Plan is administered by a committee (the "Committee") composed of not less than two directors of the Company appointed by the full Board of Directors. Committee members are not presently eligible to receive Options or SARs under the Plan, though if Proposal Two is adopted, they would be eligible to receive Options in lieu of their cash retainer fees. Under the Plan, the Committee may grant SARs and Options (either with or without SARs attached) to salaried employees (including executive officers), consultants and directors of the Company and certain of its subsidiaries. As of December 31, 1995 there were approximately 1,700 eligible participants, consisting of approximately 12 consultants, 12 non-employee directors and the remainder being salaried employees. Subject to the provisions of the Plan and except for Options automatically granted to eligible directors in lieu of cash retainer fees, the Committee has full authority to determine which eligible participants shall be granted Options and SARs and the amounts and other terms of such Options and SARs. However, except for Options automatically granted to directors in lieu of their cash retainer fees, any Options or SARs granted to a member of the Board of Directors must be approved by a majority of the Board not including the recipient.

  The maximum number of shares of Common Stock which may be issued under the Plan on and after April 30, 1991, pursuant to the exercise of Options or SARs, is 1,100,000. No eligible individual may be granted, in any one calendar year, Options or SARs with respect to more than 400,000 shares of Common Stock (such number of shares is subject to appropriate adjustment in the event of certain changes in capitalization of the Company, such as stock dividends and splits). As of March 4, 1996, there were a total of 141,675 Options outstanding which were held by employees of the Company (including 34,175 Options held by Allen
M. Levantin, who is also a director of the Company). None of those Options were held by executive officers of the Company. The closing price per share of the Company's Common Stock on the New York Stock Exchange on March 12, 1996 was $27.00.

  The option price for Options granted under the Plan is determined by the Committee, but may not be less than 50% of the fair market value of the shares subject to the Option on the date of grant of such Option. The option price may be paid in cash, in shares of Common Stock which have an aggregate fair market value equal to the option price or in any combination of cash and shares with an aggregate value equal to the option price. Upon exercise of an Option, any SAR attached to such Option automatically expires.

  The Committee may grant Options to eligible participants with or without SARs attached. When SARs are granted in conjunction with Options each SAR will attach to an Option to purchase one share of Common Stock. Upon exercise of an SAR attached to an Option, the related Option automatically expires. The Committee may also grant SARs which are not attached to Options. With respect to SARs not attached to Options, the SAR Reference Price is determined by the Committee, but may not be less than 50% of the fair market value of one share of Common Stock on the date of grant of the SAR.

  Options and SARs granted under the Plan are not exercisable after five years from the date of grant unless the Committee otherwise provides. Options and SARs are not transferable except by will or the laws of descent and distribution, and during the lifetime of the participant are exercisable only by him or her. Options and SARs terminate upon the death of the participant or, unless otherwise determined by the Committee, on the termination of his or her qualifying relationship with the Company or its subsidiaries. However, if a participant dies, to the extent provided in his or her Option or SAR agreement, the participant's estate or the participant's heirs or beneficiaries may exercise the unexercised portion of his or her Option or SAR within six months after the participant's death. In no event, however, may an Option or SAR be exercised after its stated date of expiration.

  The Board of Directors may terminate or amend the Plan at any time, but any amendment which (i) increases the number of shares that may be issued under the Plan, (ii) changes the class of persons eligible to receive Options or SARs, (iii) deprives the Committee of authority to administer the Plan, or
(iv) otherwise requires the approval of the shareholders of the Company in order to maintain the exemption available under Rule 16b-3 of the Securities Exchange Act of 1934 will require the prior approval of the shareholders of the Company.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

  The Company has been advised by its counsel that under present federal income tax laws, the federal income tax consequences of the grant or exercise of Options and SARs (including Options granted to directors in lieu of cash retainer fees) are as follows:

  Non-Qualified Stock Options. A participant will recognize no income and the Company will receive no deduction for federal income tax purposes when an Option is granted. Upon exercise of an Option, a participant will recognize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the option price, and the Company will be entitled to a deduction in the same amount, provided, in the case of certain executive officers, that the requirements of Section 162(m) of the Internal Revenue Code are met. Section 162(m) places an annual $1 million limit on the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers (other than the chief executive officer) of a publicly-held company. This limitation, however, does not apply to compensation attributable to stock options or SARs if the requirements for "performance-based" compensation are met. The Plan currently meets such requirements.

  The participant's holding period for shares received upon exercise of an Option will begin to run from the date of exercise of the Option. Upon the sale of the Option shares, the participant will recognize short-term or long-term capital gain (or loss), depending upon whether the shares have been held for more than one year. Such gain (or loss) will be measured by the difference between the sale price of the shares and the fair market value of the shares on the date that the Option was exercised.

  If a participant pays the Option price with previously-owned shares of Common Stock, he or she will be treated as having exchanged the number of shares surrendered for an equal number of shares received upon the exercise of the Option in a tax-free exchange. However, he or she will recognize income, and the Company will be entitled to a corresponding deduction, in an amount equal to the fair market value of the number of shares received in excess of the fair market value of the number of shares surrendered. The participant's tax basis in the shares received in the tax-free exchange will be equal to his or her tax basis in the shares surrendered in the exchange. The tax basis in the remaining shares received will be equal to the amount included in the participant's income (i.e., the fair market value of the shares received minus the fair market value of the shares surrendered).

  Stock Appreciation Rights. A participant who is granted an SAR (whether or not attached to an Option) under the Plan will not recognize income at the time of the grant, nor will the Company be entitled to a deduction at that time. In general, when a participant exercises an SAR, he or she will recognize ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the sum of the cash plus the fair market value of the stock received. The participant's holding period for the stock received will begin to run from the date of exercise of the SAR.

  Upon the sale of the shares received on exercise of an SAR, the participant will recognize short-term or long-term capital gain (or loss), depending upon whether the shares have been held for more than one year. Such gain (or loss) will be measured by the difference between the sale price of the shares and the fair market value of the shares on the date that the SAR was exercised.

THE BOARD OF DIRECTORS HAS APPROVED PROPOSAL TWO FOR THE REASONS DESCRIBED ABOVE AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL.

  The persons named in the enclosed form of proxy (Joseph R. Seiders and Craig
H. Lewis) have advised the Company that they intend to vote FOR approval of Proposal Two unless a contrary choice is specified.

                             INDEPENDENT AUDITORS

  The Company's independent auditors have been KPMG Peat Marwick LLP and it is expected that they will continue in that capacity for the current year. A representative of KPMG Peat Marwick LLP will be present at the meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters which may come before the meeting. However, if any such matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment on such matter.

                             SHAREHOLDER PROPOSALS

  Shareholders of the Company are entitled to submit proposals for inclusion in the Company's 1997 Proxy Statement, to be considered for action at the 1997 Annual Meeting of Shareholders. Proposals so submitted must be received by the Company at its principal executive offices no later than November 21, 1996 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

                                             By Order of the Board of Directors

                                               /s/ Joseph R. Seiders

                                                   JOSEPH R. SEIDERS, Secretary

Dated: March 21, 1996
Philadelphia, Pennsylvania

--------------------------------------------------------------------------------
PROXY
                                   CDI CORP.
           1717 ARCH STREET, 35TH FLOOR PHILADELPHIA, PA 19103-2768

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Joseph R. Seiders and Craig H. Lewis, or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of CDI Corp. held of record by the undersigned on March 12, 1996, at CDI Corp.'s annual meeting of shareholders to be held on May 7, 1996, or any adjournments or postponements thereof. The undersigned acknowledges receipt of the Proxy Statement dated March 21, 1996 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and by filing this proxy with the Secretary of CDI Corp. gives notice of such revocation.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY
WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF AND FOR APPROVAL OF THE AMENDMENT TO
THE CDI CORP. NON-QUALIFIED STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN PROVIDING THAT ELIGIBLE DIRECTORS AUTOMATICALLY BE PAID THEIR ANNUAL RETAINER FEES IN STOCK OPTIONS IN LIEU OF CASH, AS DESCRIBED IN PROPOSAL TWO. WITH RESPECT TO OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.
                                 (Continued and to be signed on the other side)
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

--------------------------------------------------------------------------------
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


                       [LOGO OF CDI CORP. APPEARS HERE]





--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                              Please mark
                                              your votes
                                             as indicated
                                                in this
                                               example
                                                     [X]


PROPOSAL 1--ELECTION OF DIRECTORS
 The nominees are:
  Walter E. Blankley
  Walter R. Garrison
  Christian M. Hoechst
  Lawrence C. Karlson
  Edgar D. Landis
  Allen M. Levantin               WITHHOLD
  Alan B. Miller     FOR          FOR ALL
  Barton J. Winokur  [_]            [_]

WITHHOLD VOTE FOR: (Write the name(s) of such nominee(s) in the space provided below.)

-------------------------------------------------------------------------------
PROPOSAL 2--Amend the Non-Qualified Stock Option and Stock Appreciation Rights Plan to provide that stock options be automatically granted to eligible directors of the Company in lieu of cash retainer fees.

      FOR            AGAINST          ABSTAIN
      [_]              [_]              [_]
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

3. In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.


Signature(s) ____________________________ Dated ______________________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


                                CDI CORP. LOGO

 YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY
           CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.




--------------------------------------------------------------------------------

     In connection with Proposal Two in the above Proxy Statement and in accordance with Instruction 3 to Item 10 of Schedule 14A, below is text of the CDI Corp. Non-Qualified Stock Option and Stock Appreciation Rights Plan. The text of this Plan is not a part of the Proxy Statement and is not being distributed to the Company's shareholders.

                                                          As amended on 5/2/95

                                   CDI CORP.

         NON-QUALIFIED STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN


     1. Purpose. The purpose of this plan ("Plan") is to provide a more effective method of compensating employees, consultants and directors of the Company than is currently available and to complement the other incentive plans of the Company, thus encouraging greater personal interest in the success of the Company on the part of such personnel and furnishing them with a further incentive to remain with the Company and to increase their efforts on its behalf.

     2.    Definitions:

        (a)   "Board" means the board of directors of the Parent Company.

        (b)   "Committee" means the committee described in Paragraph 5.

        (c)   "Company" means CDI Corp. and each of its Subsidiary Companies.

        (d) "Date of Exercise" means the date on which notice of exercise of an Option or SAR is delivered to the Parent Company.

        (e) "Date of Grant" means the date on which an Option or SAR is granted.

        (f) "Eligible Director" means any director of the Parent Company who is neither a full-time employee of the Parent Company or any Subsidiary Company nor a member of the Committee.

        (g) "Fair Market Value" means the closing price of actual sales of Shares on the New York Stock Exchange on a given date or, if there are no such sales on such date, the closing price of the Shares on such Exchange on the last date on which there was a sale.

        (h) "Holder" means a person to whom an SAR not attached to an Option has been granted under the Plan, which SAR has not been exercised and has not expired or terminated.

        (i) "Option" means a non-qualified stock option granted under the Plan and described in Paragraph 4(a).

        (j) "Optionee" means a person to whom an Option or an Option with an SAR attached has been granted under the Plan, which Option or SAR has not been exercised and has not expired or terminated.

        (k)   "Parent Company" means CDI Corp.

        (l) "Retainer Fee" means the annual retainer fee payable to directors of the Board who are not full-time employees of the Parent Company or any Subsidiary Company for their service as directors of the Parent Company during a Retainer Fee Year. A Retainer Fee does not include attendance or committee fees.

        (m) "Retainer Fee Option" means any Option granted to an Eligible Director in partial payment of such Eligible Director's Retainer
              Fee, whether such Option is granted automatically or by election of the Eligible Director pursuant to the terms of this Plan.

        (n) "Retainer Fee Year" means the one year period between consecutive annual meetings of the shareholders of the Parent Company, beginning on the date immediately following the annual meeting.

        (o) "SAR" means a stock appreciation right granted under the Plan and described in Paragraphs 4(b) or 4(c).

        (p) "Shares" means shares of common stock, par value $.10 per share, of the Parent Company.

        (q) "Subsidiary Company" means any corporation controlled by the Parent Company or by a subsidiary controlled by the Parent Company ("control" having the meaning set forth in Section 368(c) of the Internal Revenue Code or corresponding provisions of successor laws), provided that if the corporation is controlled by a subsidiary of the Parent Company, either the Parent Company must own 100% of the stock of the subsidiary or the subsidiary must own 100% of the stock of the corporation.

        (r) "Value" of an SAR shall mean the excess of the Fair Market Value of a Share on the Date of Exercise over an amount fixed by the Committee on the Date of Grant (the "SAR Reference Price"); provided that the SAR Reference Price may not be less than 50% of the Fair Market Value of a Share on the Date of Grant. Where an SAR is attached to an Option, the SAR Reference Price shall be equal to the Option price of one Share under the attached Option.

     3. Shares Subject to the Plan. On and after April 30, 1991, not more than 1,100,000 Shares may be delivered pursuant to the exercise of Options or SARs under the Plan. The Shares so delivered may, at the election of the Company, be either treasury Shares or Shares originally issued for the purpose. When an Option is granted (whether or not attached to an SAR), the number of Shares subject to such Option shall be reserved for issuance out of the Shares remaining available for grant under the Plan. When SARs not attached to an Option are granted, there shall be reserved for issuance thereunder Shares in an amount equal to one-half of the number of SARs granted. If Options or SARs granted under the Plan terminate or expire without being exercised in whole or in part, other Options or SARs may be granted covering the Shares not delivered. No individual shall be eligible to receive, in any one calendar year, Options or SARs with respect to more than 400,000 Shares (which number is subject to adjustment as provided in Paragraph 15 hereof).

     4. Rights to be Granted. Rights which may be granted under the Plan are:

        (a) Options, which give the Optionee the right for a specified time period to purchase a specified number of Shares at a specified price;

        (b) SARs, which are attached to Options and which give the Optionee the right for a specified time period, without payment to the Company, to receive the Value of such SARs, to be paid in cash and Shares in accordance with Paragraph 9 below, in lieu of purchasing Shares under the related Option; and

        (c) SARs, which are not attached to Options and which give the Holder the right for a specified time period, without payment to the Company, to receive the Value of such SARs, to be paid in cash and Shares in accordance with Paragraph 9 below.

     5. Administration. The Plan shall be administered by the Stock Option Committee, which shall be composed of not less than two directors of the Parent Company, appointed by the Board, none of whom shall be eligible (or shall have been eligible within one year prior to the date of their appointments) to be granted Options or SARs under the Plan or to be selected as a participant under any other discretionary plan of the Company or any of its affiliates entitling them to acquire stock, stock options or stock appreciation rights of the Company or any of its affiliates. Except with respect to Retainer Fee Options, the Committee may determine from time to time which eligible participants shall be granted Options or SARs under the Plan, the number of Shares to be subject to the Option in each case, the number and type of SARs, if any, to be awarded in each case, and the other substantive provisions of each Option and SAR agreement. However, any Options, other than Retainer Fee Options, or SARs granted to a member of the Board must also be approved by a majority of the Board not including the recipient. At least 60 days before the next annual meeting of shareholders of the Parent Company, the Committee may determine that Retainer Fee Options will not be made available with respect to the Retainer Fees to be earned during the Retainer Fee Year beginning on the day following such annual meeting.

     6.    Retainer Fee Options.

        (a) Mandatory Retainer Fee Options. Unless the Committee determines, as provided in Paragraph 5, not to make Retainer Fee Options available with respect to a Retainer Fee Year, an Eligible Director will be granted, on the first business day of such Retainer Fee Year, Retainer Fee Options, having a value, determined in accordance with Paragraph 6(c), equal to one half of the cash value of his Retainer Fee for such Retainer Fee Year.

        (b) Elective Retainer Fee Options. Unless the Committee determines, as provided in Paragraph 5, not to make Retainer Fee Options available with respect to a Retainer Fee Year, an Eligible Director may, in lieu of receiving in cash all or any portion of his Retainer Fee due in cash for such Retainer Fee Year, irrevocably elect to receive Retainer Fee Options having a value, determined in accordance with Paragraph 6(c), equal to the portion of such Retainer Fee he elects not to receive in cash. This election must be made by an Eligible Director no later than the day before the first day of such Retainer Fee Year. Grants made pursuant to such an Eligible Director's election will be made on the first business day that is six months after the first day of the Retainer Fee Year.
        (c) Value of Retainer Fee Options. For purposes of this Paragraph 6 and unless otherwise determined by the Committee, the value of a Retainer Fee Option to purchase one Share shall equal 25% (the "Option Percentage") of the Fair Market Value of one Share on the last trading day immediately preceding the Date of Grant; provided, however, that the Committee may change the Option Percentage only if such change is made at least 60 days before the beginning of any Retainer Fee Year in which Retainer Fee Options affected by such change would be granted. Retainer Fee Options to purchase fractional Shares shall not be granted; instead the number of Shares for which a Retainer Fee Option is exercisable shall be rounded down to eliminate any fractional Share. If the Committee determines that another method of valuing Retainer Fee Options would be more appropriate, the Committee may implement an alternative method of determining the value of Retainer Fee Options.

        (d) Terms of Retainer Fee Options. The Committee may determine from time to time the terms of the Retainer Fee Options, provided such terms are consistent with the terms of the Plan. Unless otherwise determined by the Committee, (a)

Retainer Fee Options shall not vest until (and therefore will not be exercisable until) one year after the Date of Grant and (b) if an Eligible Director ceases to be a member of the Board for any reason: (i) unvested Retainer Fee Options shall expire and be unexercisable and the portion of the Eligible Director's Retainer Fee earned as of the date of cessation that is represented by such unvested Retainer Fee Options shall be paid in cash, and (ii) Retainer Fee Options elected, but not granted prior to such cessation, shall not be granted and the portion of the Retainer Fee earned but not paid in such Retainer Fee Options shall be paid in cash.

     7. Eligibility. Eligible participants under the Plan shall be all salaried employees, consultants and directors of the Parent Company or any Subsidiary Company, except members of the Committee. Only Eligible Directors shall be eligible to receive Retainer Fee Options pursuant to Paragraph 6.

     8.    Option Exercise Price.

        (a) The price at which Shares may be purchased on exercise of an Option shall be determined in each case by the Committee, but may not be less than 50% of the Fair Market Value of the Shares on the Date of Grant; provided, however, that unless otherwise determined by the Committee, the price at which Shares may be purchased on exercise of a Retainer Fee Option shall be the Fair Market Value of the Shares on the last trading day immediately preceding the Date of Grant.

        (b) Upon exercise of any Option granted pursuant to this Plan, the Optionee shall pay to the Parent Company the full Option price:

              (i)      By check or in cash; or

              (ii) By delivering to the Parent Company certificates for Shares owned by the Optionee and endorsed to the Parent Company representing a number of Shares having a then current Fair Market Value equal to the Option price; or

              (iii)    Any combination of the above.

Upon payment of the Option price the appropriate accounts of the Parent Company shall then be credited accordingly.

     9.    Issuance of Certificates; Payment of Cash.

        (a) Upon payment of the Option price, a certificate for the number of whole Shares and a check for the Fair Market Value on the Date of Exercise of the fractional Share, if any, to which the Optionee is entitled shall be delivered to such Optionee by the Parent Company, provided that the Optionee has remitted to his employer an amount, determined by such employer, sufficient to satisfy the applicable requirements to withhold federal, state, and local taxes, or made other arrangements with his employer for the satisfaction of such withholding requirements.

        (b) Upon exercise of SARs, the Value of such SARs shall be paid one-half in cash and one-half in Shares. The number of Shares to be delivered by the Parent Company shall be an amount equal to 50% of the Value of such SARs divided by the Fair Market Value of a Share on the Date of Exercise of such SARs. Any right to a fractional Share shall be satisfied by the Parent Company in cash. The employer of the Optionee or Holder shall deduct from the amount of cash payable any amount necessary to satisfy applicable federal, state, or local withholding requirements.

     10. Term. Unless otherwise determined by the Committee, Options or SARs granted under the Plan shall not be exercisable after five years from the Date of Grant.

     11. Exercise of Options and SARs. Unless otherwise determined by the Committee and subject to the provisions of Paragraphs 12 and 14, an Option or SAR may be exercised in whole or in part during its term, provided that an Option or SAR shall be exercisable only by the Optionee or Holder during his lifetime and, unless otherwise determined by the Committee and subject to the provisions of Paragraph 6, only while he is a salaried employee, consultant or director of the Parent Company or of a Subsidiary Company.

     12. Death or Termination of Qualifying Relationship. Unless otherwise determined by the Committee, Options (other than Retainer Fee Options) and SARs shall terminate upon the termination for any reason of the Optionee's or Holder's qualifying relationship with the Company, except that if an Optionee or Holder dies while holding a vested Option or SAR not fully exercised or expired, the unexercised portion may be exercised by his estate or his heirs or beneficiaries within the period of six months following the date of death (in no event, however, may an Option or SAR be exercised after its stated date of expiration). For purposes of this Plan, a transfer of a participant between two employers, each of which is a part of the Company, shall not be deemed a termination of employment.

     13. Relationship Between Options and SARs. Upon exercise of an Option, any SAR attached to such Option shall automatically expire. Upon exercise of an SAR attached to an Option, the related Option shall automatically expire. Except as set forth above, the grant, exercise, termination or expiration of any Option granted to an Optionee or Holder shall have no effect upon any SAR held by such Optionee or Holder, and the grant, exercise, termination or expiration of an SAR granted to any Optionee or Holder shall have no effect upon any Option held by such Optionee or Holder.

     14. Transferability of Options and SARs. No Option or SAR may be transferred except by will or the applicable laws of descent and distribution.

     15. Adjustment on Change in Capitalization. In case the number of outstanding Shares is changed as a result of a stock dividend, stock split, recapitalization, combination, subdivision, issuance of rights or other similar corporate change, the Board shall make an appropriate adjustment in the aggregate number of Shares which may be issued under the Plan, in the per individual annual limitation set forth in Paragraph 3 above and in the number of Shares subject to, and the Option price or Value of, any then outstanding Options or SARs.

     16. Certain Corporate Transactions. If during the term of any Option or SAR, or after an Eligible Director has elected to receive, but before he has received, Retainer Fee Options, the Parent Company or any of the Subsidiary Companies shall be merged into or consolidated with or otherwise combined with or acquired by another person or entity, or there is a divisive reorganization or a liquidation or partial liquidation of the Parent Company, the Parent Company may (but shall not be required to) take any of the following courses of action:

        (a) Not less than 10 days nor more than 60 days prior to any such transaction, all Optionees and Holders shall be notified that their Options and SARs shall expire on the 10th day after the date of such notice, in which event all Optionees and Holders shall have the right to exercise all of their Options and SARs prior to such new expiration date; or

        (b) The Parent Company shall provide in any agreement with respect to any such merger, consolidation, combination or acquisition that the surviving, new or acquiring corporation shall grant options and stock appreciation rights to the Optionees and Holders to acquire shares, or stock appreciation rights in shares, in such corporation provided that the excess of the fair market value of the shares of such corporation immediately after the consummation of such merger, consolidation, combination or acquisition over the option price, or the value of such stock appreciation rights at the time of grant, shall not be greater than the excess of the Fair Market Value of the Shares over the Option price of Options, or the Value of the SARs as determined under Paragraph 2(r), immediately prior to the consummation of such merger, consolidation, combination or acquisition; or

        (c) Cancel an Eligible Director's right to receive Retainer Fee Options elected, but not yet granted, and on the date the Eligible Directors would otherwise have received Retainer Fee Options, the Parent Company or any successor corporation shall pay the Retainer Fees to which such elected but ungranted Retainer Fee Options relate in cash; or

        (d) The Parent Company shall take such other action as the Board shall determine to be reasonable under the circumstances in order to permit Optionees, Holders and Eligible Directors to realize the value of rights granted to them under the Plan.

     17. Plan Not to Affect Relationship With the Company. Neither the Plan nor any Option or SAR shall confer upon any participant any right to continue in the service of the Company.

     18. Amendment. The Board may at any time terminate the Plan or make such changes therein as it shall deem advisable. The Board may not, however, without the approval of the voting shareholders of the Parent Company, (i) increase the total number of Shares which may be delivered under the Plan, (ii) change the class of persons eligible to receive Options or SARs, (iii) withdraw the authority to administer the Plan from a committee consisting of directors or
(iv) otherwise amend the Plan in a manner which would require the approval of the shareholders of the Parent Company in order to maintain the exemption available under Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission. No outstanding Option or SAR shall be affected by any such amendment without the written consent of the Optionee, Holder or other person then entitled to exercise such Option or SAR.

     19. Securities Laws. The Committee shall make each grant under the Plan subject to such conditions as shall cause both the grant and exercise of any Option or SAR to comply with the then-existing requirements of Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission.

     Unless otherwise permitted by the Committee, the date of any exercise of an SAR by a Holder or an Optionee who is an officer, director or beneficial owner of ten percent or more of any class of any registered equity security of the Parent Company shall be required to occur within the period beginning with the third and ending with the twelfth business day after the date of the release of the Parent Company's quarterly or annual sales and earnings information to the public.

     20. Performance-Based Compensation. Unless otherwise provided by the Committee in their discretion pursuant to the first sentence of Paragraph 8(a), it is intended that all compensation income recognized by employees as the result of the exercise of Options or SARs, or the disposition of Shares acquired on exercise of Options or SARs, shall be considered performance-based compensation excludable from such employee's "applicable employee remuneration" pursuant to section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended.

     21. General. Each Option or SAR granted shall be evidenced by a written instrument containing such terms and conditions not inconsistent with the Plan as the Committee may determine. The issuance of Shares on the exercise of an Option or SAR shall be subject to all of the applicable requirements of the Pennsylvania Business Corporation Law and other applicable laws. Among other things the Optionee or Holder may be required to deliver an investment representation to the Company in connection with any exercise of an Option or SAR or to agree to refrain from selling or otherwise disposing of the Shares acquired for a specified period of time.